Exhibit 5.1

[Letterhead of Coudert Brothers LLP]

May 10, 2002

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Re:    ICN Pharmaceuticals, Inc.
                          Registration Statement on Form S-3

Dear Sirs:

We have acted as special counsel to ICN Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement of the Company on Form S-3 (the “Registration Statement”), filed on May 10, 2002 with the Securities and Exchange Commission (the “Commission”), relating to the resale of 565,010 shares of its common stock $0.01 par value per share (the “Shares”), issued in connection with the acquisition by the Company of all of the outstanding capital stock of Circe Biomedical, Inc., a Delaware corporation (“Circe”), pursuant to a Merger Agreement dated as of March 11, 2002, by and among the Company, ICN Transaction, Inc., Circe, and Robert W. Crane and John Gannon, each solely in his capacity as one of the Representatives (as defined therein).

In so acting, we have examined originals, or copies identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and of such other instruments as we have deemed relevant or necessary for the purpose of this opinion.

In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and we have assumed the genuineness of the signatures of the respective parties to such documents.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We are members of the bar of the State of New York and we express no opinion as to any laws other than the Federal laws of the United States of America and the laws of the States of Delaware and New York.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and any prospectus supplement under the heading “Legal Matters.”

Very truly yours,
/S/ COUDERT BROTHERS LLP
Coudert Brothers LLP